Exhibit 1.1

Medigus Ltd.

Articles of Association

In accordance with The Companies Law, 5759-1999

Contents

Interpretation	2
The Company’s Name	3
The Company’s Objectives	3
The Company’s Purpose	3
The Registered Share Capital	3
Liability of Shareholders	4
Public Company	4
Shares	4
Share Certificate; Share deed	5
Calls on Shares	6
Forfeiture and Lien of Shares	7
Transfer of Shares	9
Redeemable Securities	10
Alteration of Share Capital	11
General Meetings of the Company’s Shareholders	12
Voting Rights	14
Discussions and Adoption of Resolutions in the General Meetings	16
The Board of Directors	18
The Board of Directors’ Powers and Duties	20
Board Meetings	20
Board Committees	22
The General Manager	23
The Company’s Office Holders	23
Internal Auditor	24
The Auditor	24
Validity of Acts and Approval of Non-Extraordinary Transactions	24
Distribution of Dividends	25
Dividends and Bonus Shares	25
Merger	26
Minutes	26
Register of Shareholders	27
Notices	28
Winding Up and Liquidation	29
Exemption of Liability	29
Insurance	29
Indemnity	30
Signatory Rights	31
Amendment to these Articles of Association	31

Interpretation

Article 1:

In these Articles the following terms shall bear the meaning ascribed to them below:

“Person”	shall include a corporation;
“Shareholder”	shall mean a Registered Shareholder or Unregistered Shareholder. Where an effective date, as defined in Section 182 of the Companies Law, is in effect, a Shareholder shall mean such Registered Shareholder or Unregistered Shareholder as of the Effective Date;
“Registered Shareholder”	shall mean a Person registered in the Register;
“Unregistered Shareholder”	shall mean a Person in whose favor a share is registered with a stock exchange member, and such share is also registered in the Register under a nominee company’s name;
“Stock Exchange”	shall mean the Tel Aviv Stock Exchange Ltd.
The “Board”	shall mean the Company’s Board of Directors as appointed in accordance with the Law and these Articles;
“Director”	shall mean a member of the Board, or any other person or entity serving, de-facto, as a Director, even if referred to otherwise;
The “Companies Law”	shall mean the Israeli Companies Law, 5759 – 1999, as amended from time to time, and all the rules and regulations promulgated thereunder;
The “Law”	shall mean the Companies Law, the Israeli Securities Law, 5728-1968, as amended from time to time and its regulations or regulation prescribed by Law, and any other companies-related law applicable to the company at the time;
The “Company”	shall mean the company referred to above;
“Administrative Enforcement Proceeding”	shall mean administrative enforcement proceeding under Chapter 8-C, 8-D or 9-1 to the Israeli Securities Law, 5728-1968, and proceeding under Article D, Chapter 4 of part 9 of the Companies Law, 5759-1999;
“Register”	shall mean a register of shareholders as required under Section 127 of the Companies Law, and any additional register of shareholders maintained by the Company outside of Israel;
The “Office”	shall mean the registered office of the Company, as shall be from time to time in accordance with the Board’s discretion;
“In Writing”	shall mean print, lithography, photo, telegram, telex, facsimile, electronic mail, or any other visual expression or imprinting of words;
“Securities”	shall include shares, debentures, capital notes, certificates and other documents granting the right to sell or convert them as such;
The “Companies Ordinance”	shall mean the Israeli Companies Ordinance [New Version], 5743- 1983;
The “Articles”	shall mean the articles of association contained in the Articles, as originally registered and as may be amended from time to time;

Article 2:

Sections 2, 3, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, shall apply, mutatis mutandis, to the interpretation of these Articles herein, unless otherwise provided herein or unless the matter at hand, or its context, does not conform to such application.

Article 3:

Except for this Article 3 herein, all terms and expressions used in these Articles herein shall have the same meaning as provided in the Companies Law, unless such meaning is in contradiction to the relevant matter at hand or its context.

Article 4:

Provisions which may be conditioned shall apply the Company, unless otherwise provided in these Articles herein, and in any contradiction between the provisions of these Articles herein and those of the Companies Law, the provisions of these Articles herein shall prevail.

Article 5:

Where these Articles refer to provisions of the Companies Law which were amended or canceled, such provision shall apply as if already stipulated in these Articles herein, unless otherwise prohibited by law.

Article 6:

Unless otherwise stipulated in these Articles herein, resolutions shall be adopted by the Company’s general meeting of its shareholders or by the Board by an ordinary majority.

The Company’s Name

Article 7:

The name of the Company shall be as follows:

In Hebrew: מדיגוס בע”מ

In English: Medigus Ltd.

The Company’s Objectives

Article 8:

The Company may undertake any lawful activity, subject to the provisions stipulated in its Memorandum of Association.

The Company’s Purpose

Article 9:

The purpose of the Company is to operate in accordance with commercial considerations with the intention of generating profits. However, the Company may donate reasonable amounts for any suitable purpose even if such contributions do not fall within the business considerations of the Company, as the Board may determine in its discretion.

The Registered Share Capital

Article 10:

A)	The Company’s registered share capital is NIS 80,000,000 divided into 800,000,000 ordinary shares of the Company, par value NIS 0.10 each (hereinafter: the “Shares”).

B)	All ordinary Shares shall have equal rights for any matter or purpose, and holders of fully paid ordinary shares shall be entitled to the following rights with respect to each such ordinary share held by them:

1)	A right to be invited to and participate in, all the general meetings of the Company’s shareholders, and a right to one vote per each ordinary share he holds, in every voting, in every general meeting of the Company’s shareholders he participates in.

2)	A right to participate in dividends’ distribution, if and when distributed, and a right to be granted with bonus shares, if and when granted.

3)	A right to participate in the Company’s liquidation distribution in the event of its liquidation.

Liability of Shareholders

Article 11:

The shareholders’ liability is limited. Every shareholder’s liability is limited to the payment of the par value of his Shares. Where the Company allocated Shares for less than their par value, the liability of every shareholder so allocated shall be limited to the lower par value of such Shares.

Public Company

Article 12:

Subject to the Companies Law, and for as long as the Shares are listed for trade in the Stock Exchange or have been offered to the public under a prospectus, as such term is defined in the Securities Law, 1968, or have been offered to the public outside of Israel under an applicable public offer instrument as required by applicable law outside of Israel, and are held by the public, the Company shall qualify as a Public Company. Prior to the date of becoming a Public Company and upon the date the date of ceasing to be a Public Company (if at all), the Company shall then be a Private Company.1

Shares

Article 13:

Without prejudice to any special rights previously granted to holders of existing Shares, the Company may issue or allot Shares or other Securities consisting preference or deferred rights, or to issue from its unissued share capital redeemable Securities, or to issue shares consisting other special limited rights or limitations regarding dividend distribution rights, voting rights, or other matters, as shall be resolved from time to time by a special majority resolution of the general meeting of the Company’s shareholders.

Article 14:

If at any time, the Company’s share capital shall be divided into different classes, the general meeting of the Company’s shareholders may resolve by an ordinary majority, unless otherwise stipulated by the issuance terms of the relevant class of shares, to convert, extend, add or to otherwise amend the rights, privileges, benefits, limitations and provisions related or unrelated at that time to the relevant class of shares, or as shall otherwise be resolved by an ordinary majority of the Company’s shareholders holding the relevant class of shares, at the general meeting of the Company’s shareholders.

Article 15:

The special rights attached to issued shares or classes of shares, including preference rights shares or other special rights shares, shall not be considered to be amended by creating or issuing additional shares of an equal rank, unless otherwise stipulated by the issuing terms of such shares. The provisions regarding general meetings of the Company’s shareholders stipulated in these Articles herein shall apply, mutatis mutandis, on any class meetings.

1 For the avoidance of doubt, it is hereby clarified that any Articles specifically referring to a Private Company shall not apply for as long as the Company is as a Public Company.

Article 16:

The Company’s unissued share capital shall be subject to the Board’s supervision, which may allocate it to those Persons for cash or such other consideration, under the same terms and conditions, at a higher par value, equal par value or lower par value (in accordance with the provisions of the Companies Law), and at those dates determined by the Board, and the Board shall be authorized to demand payment for any such shares from any Person, equal, higher or lower than their par value, during such period and for such consideration, terms and conditions as the Board may determine.

Article 17:

Upon allocation of shares, the Board may distinguish between shareholders regarding payment amounts and payment dates.

Article 18:

If any allocation terms stipulate that the consideration for the shares so allocated shall be, in whole or in part, in installments, each such installment shall be paid by the Person registered as the shareholder at the time of payment, or by his legal guardians.

Article 19:

The Company may pay at any time any Person, for providing underwriting services or for his consent to provide underwriting services, either conditionally or unconditionally, for any of the Company’s Securities, including debentures and debentures stock, or for his consent to obtain signatures, either conditionally or unconditionally, for any of the Company’s securities, debentures or debentures stock. Any commission may be paid or removed in cash, Securities, debentures or debentures stock.

Share Certificate; Share Deed

Article 20:

Subject to and in accordance with the provisions of the Companies Law, each share certificate evidencing proprietary right in the Shares shall carry the Company’s seal or its printed name, along with one of the signatures of one of the company’s members of the Board and Company secretary, or as otherwise shall be determined by the Board.

Article 21:

Every registered shareholder (including a nominee company), is entitled to receive from the Company, as requested, one share certificate evidencing all of the Shares registered under his name, or, if so approved by the Board (upon payment of the amounts determined by the Board from time to time), several share certificates, each for one or more such Shares; each share certificate shall denote the number of Shares represented by such certificate, the serial number of such Shares and their par value, all subject to the Companies Law.

Article 22:

Share certificate registered jointly under the names of two Persons or more shall be delivered to the Person whose name is listed first among other such Persons in the Register, unless otherwise instructed in writing by such joint registered Persons.

Article 23:

A)	Where the consideration for Shares is fully paid, the Company may provide a share deed entitling its holder with rights to the Shares denoted in the share deed and the right to transfer it by transferring the Share, and the provisions regarding Share transfers stipulated in these Articles herein shall not apply.

B)	Shareholder lawfully holding a share deed is entitled to return such share deed to the Company to be cancelled and converted to a registered Share; Such shareholder is further entitled, upon payment of a fee determined by the Board, to be registered in the Register as the holder of the Shares so represented by the share deed returned to the Company, and to receive a share certificate representing such Shares.

C)	Holder of a share deed may deposit his share deed in the Office, and for as long as it is so deposited, such depositor shall have the right to request for the general meeting of the Company’s shareholders to convene, in accordance with and subject to the Companies Law and these Articles herein, to attend it, to vote in it and to uphold all further rights granted to a shareholder in a general meeting of the Company’s shareholders convened pursuant to his request 48 hours pursuant to such deposit, as though his name was registered in the Register as the holder of those Shares represented by the deed. Only one Person shall be acknowledged as the share deed depositor, and the Company must return the share deed to its depositor if so requested by him, in writing, at least two days in advance.

Where a share deed was not deposited in accordance with the above, its holder shall not have the rights stated in subsection C above, and shall have, subject to these Articles herein, all other rights granted to the Company’s shareholders.

Article 24:

If a share certificate or share deed are lost, damaged or defected, the Board may issue a new share certificate or share deed to replace them, provided that such share certificate or share deed were not canceled by the Company, or upon proving to the Board’s satisfaction such loss or destruction, and the Company was provided with guarantees against any possible damage to the Board’s satisfaction, all for the consideration determined by the Board. Articles 20-23 above shall apply, mutatis mutandis, in connection with the issuance of a new share certificate.

Calls on Shares

Article 25:

The Board may, from time to time, in its discretion, make calls upon to perform payment of any amount of the consideration of their Shares not yet paid, and which, according to the allocation terms of such Shares are not to be paid in definite dates, and all such shareholder shall pay the calls so made upon him at the time(s) and place(s) designated in such call. A call may contain a demand for payment in installments. The date of the Board’s resolution approving such call shall be deemed as the date of such call.

Article 26:

A call shall be delivered to the relevant shareholder not less than fourteen (14) days prior to the date of payment stipulated therein, and shall specify the installments and the designated place of payment. Notwithstanding the above, prior to the due date stipulated in the call the Board may, by delivering a written notice to the relevant shareholder, revoke such call or extend the payment period, subject to such revoking being approved prior to the payment of the call.

Article 27:

The joint holders of a Share shall be bound jointly and severally to pay all calls in respect thereof.

Article 28:

If, according to the terms of issuance of any Share, any amount is due at a definite date or in installments in definite dates, such amount(s) shall be paid on same date(s) as though due call had been delivered to the shareholder by the Board, and provisions regarding calls provided in these Articles herein shall apply such call.

Article 29:

Any amount not paid by the shareholder of the respective Share, when due or prior to that, shall bear an interest from its due date until its actual payment at a rate determined by the Board from time to time, or as prescribed by law at the date of call,, unless otherwise prescribed by the Board.

Article 30:

The Board may agree to accept prepayment by any shareholder of any amount yet due with respect to his Shares or any part thereof. The Board may direct the payment of interest for such prepayment or any part thereof, until the date of such prepayment at a rate as may be agreed upon between the Board and the shareholder so prepaying.

Forfeiture and Lien of Shares

Article 31:

The Board may require any shareholder failing to pay any due amount on account of his Shares or any part thereof, to pay the unpaid due amount, including accrued interest and all expenses incurred by the Company with respect to the collection of such payment, on the date and in the terms so prescribed, by delivering a notice to such shareholder.

Article 32:

The notice shall specify a date, which date shall be not less than 14 days following the delivery date of such notice, and a place(s) where such payment, including the accrued interest and expenses thereon, is to be paid. Same notice shall specify that, in the event of failure to pay the entire amount due within the period stipulated in the notice, same failure may cause, ipso facto, the forfeiture of such Shares.

Article 33:

By Shareholder’s failure to meet the demands included in the abovementioned, the Board may, at any time thereafter and prior to the payment of all due amounts specified in the notice or payment of all expenses and accrued interest to which the company is entitled with respect to such shareholder’s Shares, resolve to forfeit such Shares. Such forfeiture shall include all dividends declared with respect thereof and not actually paid to the date of forfeiture thereof.

Article 34:

Any Share so forfeited shall be deemed as the Company’s property, and the Board may resolve, subject to the provisions of these Articles herein, to resell it, reissue it or otherwise transfer it as it deems fit, all subject to the provisions of the Companies Law.

Article 35:

Shares so forfeited and yet to be resold shall be deemed dormant Shares, and shall not have any rights attached to them for as long as they are held by the Company.

Article 36:

The Board may, at any time prior to the resell, reissuance or otherwise disposal of an aforesaid forfeited Share, nullify the forfeiture on such conditions as it deems fit.

A)	Any shareholder whose Shares have been so forfeited shall cease to be a holder of such forfeited Shares, but shall nevertheless continue to be obligated to pay the Company all amounts at the time of forfeiture due to the Company with respect thereof, including accrued interest and expenses as aforesaid until actual repayment, and including the interest to be paid for the aforesaid amounts from the time of forfeiture until the actual repayment, at the maximal interest rate prescribed by law, unless such Shares have been resold and the Company received the full amount owed by the shareholder, including all expenses incurred by the Company with respect to the sale of such Shares thereof.

B)	If the consideration received by the Company for the sale of the forfeited Shares shall exceed the amounts owed by the shareholder of whose Shares have been forfeited, such shareholder shall be entitled to receive the partial consideration paid by him to the Company with respect to such Shares, if so paid, subject to the allocation agreement, provided that the total remaining consideration shall not be less than the total obligations of such shareholder, including any sell-related expenses.

Article 37:

Provisions of these Articles herein regarding forfeiture of Shares shall also apply to failure to pay due known amounts in accordance with the allocation agreement, as if such amount was due to be repaid in accordance with a duly delivered payment notice.

Article 38:

The Company shall have a first and paramount lien upon all the Shares registered in the name of each shareholder on the Register, excluding fully paid Shares, and upon proceeds from their sale for repayment of such shareholder’s debts and obligations to the Company, whether joint or several, matured or un-matured, regardless of the origins of such debts and obligations, and no equitable rights for any such Shares shall be constituted. The abovementioned lien shall apply upon all the declared dividends from time to time with respect to such Shares.

Article 39:

The Board may sell any of the Shares subject to the abovementioned lien, in any manner it deems fit in accordance with its discretion, for the purpose of enforcing the abovementioned lien; however, such sale may be executed only where the period specified in Article 32 thereof has passed and a written notice specifying the Company’s intention to sell such Shares have been delivered to the shareholder in question (or to the one entitled to such notice following his departure or his bankruptcy, liquidation or receivership), and the shareholder or any other Person so entitled to the Share has failed to fully pay his abovementioned debts or obligations within fourteen (14) days following the delivery of such notice.

Article 40:

The net proceeds of any such sale, after payment of the sale expenses, shall be used for the full payment of the respective shareholder’s debts and obligations (including the debts, obligations and engagements yet to be due), and the provisions of Article 36(b) herein shall apply, mutatis mutandis.

Article 41:

Upon the sale of forfeited Shares or enforcement of a lien, the Board may appoint any Person to execute a Share transfer deed of the sold Shares and register the purchaser of such Shares in the Register as the holder of such Shares, and after such registration in the Register, the validity of such sale shall not be rebutted, and any Person damaged by such sale shall be entitled to claim monetary damages solely from the Company.

Transfer of Shares

Article 42:

Any transfers of Shares registered in the Register by a registered shareholder, including transfer by or to the nominee company, shall be executed in writing, provided that the Share transfer deed shall be signed by or on behalf of the transferor and the transferee, or by their respective representatives, and by witnesses to their signatures, and the transferor shall be deemed the holder of such Shares until the registration of the transferee in the Register with respect to the Shares so transferred. Subject to the provisions of the Companies Law, transfer of Shares shall not be registered unless the Company was provided with the Share transfer deed, as described above.

The Share transfer deed shall be drawn-up and filled as below or in a manner as similar as possible or in an ordinary and accepted manner so approved by the chairman of the Board

“I, the undersigned  , of   (the “Transferor”), for consideration of   NIS paid to me by  of  (the “Transferee”) do hereby transfer to the Transferee   Shares  par value NIS _______ each, numbered  through    (inclusive) of __________ Ltd., to be held by the Transferee, the administrators of his estate, his guardians and his representatives, in accordance with the terms and conditions by which they were held by me on the date of signing this Share transfer deed herein, and I, the Transferee, do hereby accept the transfer of these Shares in accordance with those terms and conditions.”

In witness whereof we have we have signed this Share transfer deed in this ___ day of __________.

___________________                                                                        ___________________________

      The Transferor                                                                                         The Transferee

__________________________________                                                                               ___________________________________

Witness to the Transferor’s Signature                                                                                         Witness to the Transferee’s Signature

Article 43:

The Company may close the Register for a period as the Board deems fit, provided that such period shall not exceed thirty (30) days per year. The Company shall notify the shareholders of the closing of the Register as stipulated in these Articles herein in connection the delivery of notices to shareholders.

Article 44:

A)	Every Share transfer deed shall be submitted to the Office for registration along with the Share certificates to be transferred, if such Share certificates have been issued, and all such other evidencing instruments as the Board may deem required. Such registered Share transfer deeds shall remain in the Company’s possession. However, Share transfer deeds which the Board refused to register shall be returned, on demand, to their respective submitter, along with the Share certificates (if submitted). Where the Board refuses to approve Share transfers, it shall notify the transferor no later than thirty (30) days following the date in which it received the Share transfer deed.

B)	The Company may require payment of a fee for the registration of the transfer of Share, as shall be determined by the Board from time to time.

Article 45:

Upon the departure of a registered shareholder, the Company shall recognize the guardians, administrators of the estate, executors of the will, and in the absence of such persons, the inheritors of the deceased shareholder, as the only holders of rights in the deceased shareholder’s registered Shares.

Article 46:

In the event of the deceased shareholder being a registered shareholder of a Share held jointly with others, the surviving shareholder(s) shall be deemed the sole holder(s) of rights in such Shares, but such rights will not dismiss the deceased shareholder’s estate from any liability relating to such Shares held jointly. Each joint holder or registered Shares may transfer his rights in such Shares.

Article 47:

Any Person acquiring rights in Shares by virtue of a shareholder’s departure, shall be entitled, upon provision of a due will or appointment of legal guardian or issuance of order of probate, evidencing his rights in such Shares, to be registered as a shareholder of the respective Shares, or to transfer such Shares in accordance with the provisions of these Articles herein.

Article 48:

The Company may recognize an official receiver or liquidator of a shareholder which is a corporate in dissolution proceedings, or trustee in liquidation proceedings, or any receiver of a bankrupt shareholder, as the acquirer of the rights in the registered Shares of such shareholder.

Article 49:

Subject to the Board’s approval (which may refuse to provide such approval without providing any reason), a Person acquiring a right to a Share by virtue of being an official receiver, liquidator or trustee in liquidation proceedings regarding a corporate shareholder, or any official receiver of a bankrupt shareholder, may be registered as the shareholder of the respective Share or transfer such Share in accordance with the provisions of these Articles herein, subject to the provision of such proof of entitlement as the Board may deem necessary.

Article 50:

All the abovementioned provisions regarding transfer of Shares shall apply to transfer of any other of the Company’s Securities, mutatis mutandis.

Redeemable Securities

Article 51:

Subject to the provisions of these Articles herein regarding issuance of Securities, the Company may issue or allot redeemable Securities.

Article 52:

Where the Company had issued redeemable Securities, it may redeem them without being subject to such limitations as prescribed under Chapter Two of Part Seven of the Companies Law.

Article 53:

Where the Company had issues redeemable Securities, it may attach them with similar rights to those attached to Shares, including voting rights and rights to participate in the distribution of dividends.

Alteration of Share Capital

Article 54:

The Company may, from time to time, by an ordinary majority resolution of the general meeting of the Company’s shareholders, increase the registered share capital of the Company in classes of shares, as it may determine.

Article 55:

Unless otherwise resolved in the abovementioned resolution approving the increase of registered share capital, all newly issued Shares shall be subject to these Articles herein.

Article 56:

The Company may, by ordinary majority resolution of the general meeting of the Company’s shareholders:

A)	Consolidate and redistribute its Share capital, or any part thereof, into Shares par higher value than the par value of its already issued Shares, and if the already issued Shares have no par value - into a Share capital comprised of a smaller number of Shares, provided that the proportional holdings of the existing shareholders shall not be retained.

For the purpose of executing any such resolution, the Board may settle any difficulty arising as it deems fit, including issuance of Share certificates for fractional Shares or issuance of several Share certificates for several shareholders which shall include fractional Shares.

Without derogating from the above generality of the Board’s authority, if the consolidation of the Shares results in fractional Shares, the Board may, subject to an ordinary majority approval of the general meeting of the Company’s shareholders:

1)	sell all the fractional Shares, and for that purpose, assign to a trustee on whose name Share certificates including the fractional Shares shall be issued, who will sell them, and the net proceeds of any such sale, after deducting commissions and other sale related expenses, shall be distributed to those eligible; or

2)	issue each shareholder holding fractional Shares due to the consolidation, fully paid Shares of the same class of Shares which existed prior to the consolidation, in such number that would constitute one whole Share, and such issuance shall be deemed to take effect immediately prior to the consolidation; or

3)	resolve that shareholders shall not be entitled to receive a consolidated Share due to fractional consolidated Shares, resulting from consolidation of half or less of the number of Shares which consolidation results one whole consolidated Share, and shall be entitled to receive one consolidated Share due to fractional consolidated Shares resulting from of more than half of the number of Shares which consolidation constitutes one whole Share;

   Where actions under paragraphs (2) and (3) above require the additional issuance of Shares, such Shares may be redeemed in the manner by which preferred Shares may be redeemed. The abovementioned consolidation and division shall not change the rights attached to the Shares so consolidated or divided.

B)	Redistribute all or any of its Share capital through the redistribution of all or any of its existing Shares into shares of a lower par value, and where its Shares have no par value, into issued Share capital comprised of a larger number of Shares, provided, however, that the proportional holdings of the existing shareholders is retained.

C)	Cancel registered Share capital yet to be issued, provided that the Company did not undertake (conditionally or otherwise), to issue such Share capital.

D)	Reduce the Shares in its issued Share capital in such manner that the reduced Shares shall be cancelled and any payment made with respect to their par value shall be registered in the Company’s financial statements as a capital fund which shall be treated as a premium paid for the Shares remaining in the Company’s issued Share capital.

E)	Consolidate any or all of its Share capital into one class of Shares, and the Company may resolve to reimburse any or all of its shareholders for such consolidation, by means of issuing preferred Shares to such shareholders.

General Meetings of the Company’s Shareholders

Article 57:

An annual meeting of the Company’s shareholders shall be held once in every calendar year, within a period of not more than fifteen (15) months after the previous annual meeting of the Company’s shareholders. All general meetings of the Company’s shareholders other than those annual meetings shall be referred to as “Extraordinary Meetings”.

Article 58:

The agenda at the annual meeting of the Company’s shareholders shall include the following matters:

A)	a discussion on the Company’s audited financial statements and the Board’s report on the state of the Company’s affairs, which shall be submitted to the general meeting of the Company’s shareholders;

B)	appointment of directors;

C)	appointment of an auditor and receiving the Board’s report on the auditor’s remuneration;

D)	other matters brought for discussion and resolution by the Board.

Article 59:

For as long as the Company is a Private Company, the Board may convene an Extraordinary Meeting at its discretion and following the request of each of the following:

A)	a member of the Board;

B)	One or more shareholders, holding at least 10 percent (10%) of the Company’s issued Share capital and at least one percent (1%) of the Company’s voting rights, or one or more shareholders holding at least ten percent (10%) of the Company’s voting rights.

Article 60:

Notwithstanding the above, if the Company becomes a Public Company, the Board may convene an Extraordinary Meeting pursuant to a Board resolution, and must convene such meeting if request is received from two members of the Board or one-fourth of the then serving members of the Board or one or more shareholders holding at least five percent (5%) of the Company’s issued Share capital and at least one percent (1%) of the Company’s voting rights or one or more shareholders holding at least five percent (5%) of the Company’s voting rights.

If the Board is requested to convene an Extraordinary Meeting, it shall so convene it within twenty one (21) days pursuant to such request being submitted to it, at such date resolved in the notice of the Extraordinary Meeting, as provided in Article 63(B) therein, provided that if the Company is a Public Company, such meeting shall not be held later than thirty five (35) days from the date such notice was published, all subject to the provisions of the Law.2

Article 61:

If the Board does not convene a duly requested Extraordinary Meeting  as stipulated in Articles 59 and 60 thereof, the Person so requesting such meeting to be convened, and in the case of shareholders – any of them holding more than one half of their voting rights, may convene the meeting himself, provided that it shall not be held more than three (3) months after the date upon which such was submitted, and it shall be convened, insofar as possible, in the same manner by which meetings are convened by the Board.

2 Provisions of this Article herein shall not be in effect for as long as the Company is a Private Company, as such term is defined in the Companies Law.

Article 62:

A)	A general meeting’s agenda shall be determined by the Board and will include the matters for which an Extraordinary Meeting is requested to be convened pursuant to Articles 59 and 60 of these Articles herein, as well as matters requested in accordance with sub-Article (b) below.

B)	One or more shareholders holding at least one percent (1%) of the Company’s voting rights may request matters to be included on the agenda by the Board, provided that such matters are suitable for discussion at a general meeting of the Company’s shareholders.

C)	A request as mentioned in article b) above shall be submitted to the Company in writing no less than seven (7) days prior to the date on which a notice of the convening of the general meeting of the Company’s shareholders is given, and shall include the language of the proposed resolution.

Article 63:

A)	If the Company is to become a Public Company, notice of a general meeting of the Company’s shareholders shall be published in no less than two (2) daily Hebrew-language newspapers with a wide circulation at the date prescribed by Law, and the Company shall not be obligated to provide any other notice of such general meeting of its shareholders to any registered shareholders.

B)	Notice of a general meeting of the Company’s shareholders shall include the type of meeting and the place, date and time at which such meeting shall convene and shall further include the agenda, a summary of the proposed resolutions, the majority required for the approval of the proposed resolutions and the determining date for the purpose of eligibility to vote in the such general meeting. If a differed general meeting is adjourned at a different day, time or place in the following week, the notice must specify the details of such adjourned meeting.

Article 64:

Notwithstanding the above, for as long as the Company is a Private Company: (a) a notice of a general meeting of the Company’s shareholders shall be delivered to all those eligible to participate in the meeting no later than seventy two (72) hours prior to the date of the meeting, provided that such notice shall not be delivered earlier than 45 days prior to the date of meeting; (b) the general meeting of the Company’s shareholders may be convened on a shorter notice, if so approved by all those  eligible to receive such notice. Waiver may be retroactively submitted in writing even after such general meeting was convened.

Article 65:

The general meeting of the Company’s shareholders may assume powers conferred on another organ. Where the general meeting assumed powers conferred by law on the Board, the shareholders shall be liable and bound by the liability and duties of Directors regarding the exercise of such powers, mutatis mutandis, including, among other things and taking into consideration their holdings in the Company, their participation in the general meeting and the manner in which they vote, the provisions of Chapters 3, 4 and 5 of Part Six of the Companies Law.

Article 66:

A bona fide flaw in convening the general meeting of the Company’s shareholders or in the conduct thereof, including a flaw deriving from non-compliance with a provision or condition stipulated by the Law or these Articles herein, including in connection with the manner by which the meeting is to convene or to be conducted, shall not cause any resolutions adopted by such general meeting to be invalid and shall not impair discussions held thereat, subject to the provisions of any law.

Voting Rights

Article 67:

A shareholder wishing to vote at a general meeting of the Company’s shareholders shall provide evidence of his ownership in his Shares, as required by any applicable law.

Article 68:

If, and when, the Company becomes a Public Company, it may set an effective date for the purpose of eligibility to participate and vote at the general meeting of its shareholders, provided that such date will not be less than twenty one (21) days or will exceed four (4) days prior to the date such general meeting is to  convene.

Article 69:

A Shareholder who is a minor or shareholder who is legally incapacitated by a court of competent jurisdiction may exercise his right to vote by his custodian, and such custodian may vote by proxy.

Article 70:

Subject to the provisions of any applicable law, where Shares are held jointly, each shareholder so holding the Shares may vote at any meeting, in person or by proxy, in relation to such Shares, as though he were the sole owner of such Shares. If more than one such shareholders attend a meeting, in person or by proxy, the vote shall be made by the joint shareholder whose name appears first in the Register in relation to such Shares, or in an applicable deed or certificate evidencing the ownership of such Shares as determined by the Board for such purpose. Several guardians or administrators of the estate of a deceased registered shareholder shall be deemed as joint shareholders of such Shares for the purposes of this Article herein.

Article 71:

A Shareholder may vote in the general meeting of the Company’s shareholders in person or by proxy, subject to the conditions stipulated hereunder.

Article 72:

A corporate body being a shareholder of the Company and entitled to attend and vote at a general meeting of the Company’s shareholders may exercise such rights by authorizing any Person, whether in general or for such specific general meeting, to be present and/or vote on its behalf. Such representative may exercise, on behalf of such corporate body, the rights of the corporate body, as if the corporate body was a single shareholder. Upon the request of the chairman of such general meeting, a reasonable evidence of such authorization and its validity shall be furnished thereto as a requirement for the participation of such representative in such general meeting.

It is hereby clarifies that Articles 73 through 77 hereunder with respect to a letter of appointment shall not apply an authorized representative of the corporate body, but shall only apply to its proxy.

Article 73:

A proxy’s letter of appointment (hereinafter: “Letter of Appointment ”) shall be in writing and shall be signed by the appointer or by such other duly authorized Person. If the appointer is a corporate body, the Letter of Appointment shall be in writing and signed by the corporate body’s approved signatory, accompanied by the corporate seal or signed by its authorized representative.

Article 74:

The Letter of Appointment, or a suitable copy thereof to the Board’s satisfaction, shall be deposited in the Office or in any other place in which the general meeting of the Company’s shareholders is to convene, not less than forty eight (48) hours prior to the commencement of the meeting at which the Person appointed by the Letter of Appointed is to vote. Notwithstanding the aforesaid, the chairman of such meeting may waive such requirement with respect to all the participants in a general meeting and accept a Letter of Appointment upon the commencement of such meeting.

Article 75:

A Shareholder holding more than one Share may appoint more than one proxy, subject to the following provisions:

A)	The Letter of Appointment shall specify the class and number of Shares for which it is issued;

B)	If the Letter of Appointment specifies a number of Shares higher than the number of Shares held by the relevant shareholder, all Letters of Appointment issued by such shareholder with respect to the excess Shares shall be void, without derogating from the validity of the Letters of Appointment issued with respect to the Shares duly held by such shareholder;

C)	If the Letter of Appointment does not specify the number and class of Shares in respect of which it is being issued, such Letter of Appointment shall be deemed to have been given in respect of all the shareholder’s registered Shares as of the date he submitted the Letter of Appointment to the Company or submitted it to the chairman of the general meeting of the Company’s shareholders, as the case may be. If the Letter of Appointment is issued in respect of fewer Shares than the ones held by the shareholder, then the shareholder shall be deemed to have abstained from voting in respect of the remaining Shares held by him and the Letter of Appointment shall be valid only in respect of the number of Shares specified therein.

Article 76:

The Letter of Appointment shall be drawn up in the following form of wording or in a form of wording as similar thereto as possible:

“I ____________, of ____________, as a shareholder of __________ Ltd. (the “Company”), hereby appoint ______________ of _____________ whose identity number is ____________ or in his absence _____________ of  ____________________  whose identity number is _____________ as my proxy, to vote in my name and stead in respect of  ____________number of shares of ______________ class which are held by me, at the annual/Extraordinary Meeting of the Company’s shareholders to be held on the __________  day of __________  year__________  and at any deferred meeting thereof.

In witness whereof I have signed this Letter of Appointment in this ___ day of __________.

 __________

Signature”

Article 77:

Voting by virtue of a Letter of Appointment shall be valid even if prior to such voting the appointer had died or the Letter of Appointment had been cancelled or the Share in respect of which it was given was transferred, unless a written notice regarding such death, cancellation or transfer was received in the Office prior to the respective meeting.

Discussions and Adoption of Resolutions in the General Meetings

Article 78:

Discussions are no to be held unless a quorum is present within half an hour of the time scheduled for the respective meeting. Unless otherwise stipulated by the Companies Law or these Articles herein, a legal quorum is the presence, in person or by proxy, of at least two (2) shareholders holding at least ten percent (10%) of the voting rights in the Company.

Article 79:

If a quorum is not present within half an hour from the time set for the respective meeting’s commencement, the meeting shall be adjourned for the following week, at the same day, time and place, without it being necessary to notify the shareholders of such adjournment, or to another date if such is stated in the notice of the meeting, at which the agenda shall be of the first meeting. If a quorum is not present at the adjourned meeting within half an hour of the time set for its commencement, the adjourned meeting shall then commence at the presence of any number of shareholders (it is hereby clarified that the provisions of this Article 79 are also applicable to meetings convened upon a Shareholder’s request).

Article 80:

A general meeting chairman shall be appointed at every general meeting of the Company’s shareholders. Such chairman shall be appointed at the commencement of every such general meeting, subject to the presence of the required quorum, by the Company Secretary or by a Shareholder authorized by him for that purpose.

Article 81:

The chairman of a general meeting of the Company’s shareholders may, with the consent of the respective meeting in which a quorum is present, adjourn the meeting or adjourn the discussion or the adoption of a resolution on a particular matter on the agenda to that time place as resolved by the meeting, and is obliged to so adjourn such meeting, discussion or resolutions at the general meeting’s demand. No matter shall be discussed at an adjourned meeting save for a matter that was on the agenda and which were not discussed or which discussion did not end in the meeting so decided to be adjourned.

Article 82:

Subject to the provisions of any applicable law, any resolution shall be adopted by a vote in which every Share shall entitle its respective holder to one vote. In case of equal votes, the resolution shall be deemed to have been rejected.

Article 83:

Resolution in the general meeting of the Company’s shareholders shall be adopted by an ordinary majority, unless otherwise required by Law or these Articles herein.

Article 84:

In addition to any matters to be resolved by the general meeting of the Company’s shareholders in accordance with the Law and these Articles herein, the following matters shall be resolved by ordinary majority in general meeting of the Company’s shareholders:

A)	amending these Articles;

B)	exercising the Board’s powers by the general meeting of the Company’s shareholders, if the Board is unable to exercise such powers and the exercise of any of its powers is essential for the Company’s adequate management as stipulated in Section 52(a) of the Companies Law;

C)	appointment of the Company’s auditor and the termination of his service;

D)	appointment and dismissal of the Company’s directors;

E)	appointment of the chairman of the Company’s Board;

F)	appointment of the Company’s general manager;

G)	approval of actions and transactions requiring the general meeting of the Company’s shareholders’ approval;

H)	increase or reduction of the Companies authorized share capital; and

I)	merger.

Article 85:

Declaration of the chairman of the general meeting of the Company’s shareholder’s that a resolution by the general meeting has been adopted unanimously or in a certain majority or denied, shall constitute evidence prima facie of the minutes of such meeting.

Article 86:

The Board may, from time to time, determine which of the resolutions of the general meeting of the Company’s shareholders may be adopted by means of voting paper. Unless otherwise determined by the Board and subject to the provisions of the Companies Law and the regulations thereunder, the general meeting of the Company’s shareholders may vote by means of voting paper on the following matters:

A)	appointment and removal of Directors;

B)	approval of transactions requiring the approval of the general meeting of the Company’s shareholders in accordance with the provisions of Sections 255 and 268 through 275 of the Companies Law;

C)	approval of a merger in accordance with Section 320 of the Companies Law;

D)	such other matters prescribed by the Minister in accordance with Section 89 of the Companies Law.

Article 86A:

For as long as the Company is a Private Company, a resolution in writing, signed by all of the Company’s Shareholders, shall be, subject to the provisions of the Law, valid and binding, as any resolution of a duly convened general meeting of the Company’s shareholders in accordance with these Articles herein.

Article 86B:

For as long as the Company is a Private Company, the Company may hold a general meeting of its shareholders by using any means of communication, provided that all shareholders so participating in the meeting are able hear each other simultaneously.

The Board of Directors

Article 87:

The number of Directors shall be prescribed, from time to time, by an ordinary majority resolution of the general meeting of the Company’s shareholders, or by an ordinary majority resolution of the, provided such number shall not be less than three (3) nor more than twelve (12) Directors (not including external Directors appointed as required under applicable law).

Article 88:

A)	The Directors shall be appointed by the ordinary majority of the then present shareholders in the annual meeting of the Company’s shareholders. Any Director so appointed shall serve in office until the subsequent annual general meeting of the Company’s shareholders.

B)	Director’s term of service shall commence on the date of appointment, but the general meeting of the Company’s shareholders may determine a different date for such commencement of service.

C)	The general meeting of the Company’s shareholders may resolve, at any time, by an ordinary majority resolution, to remove any Director from office prior to the termination of his respective term of service and it may appoint another Director in his place, provided that the Director is given a reasonable opportunity to state his case before the general meeting.

Article 89:

A)	Director may, at any time, appoint an alternate director on his behalf (hereinafter: “Alternate Director”). Person who is not qualified to be appointed as a Director or who is serving as a Director or Alternate Director shall not be appointed to serve as an Alternate Director, unless otherwise permitted by any applicable law. An Alternate Director may be appointed to serve on a committee of the Board, provided that such Alternate Director does not serve as a member of another committee of the Board.

B)	For as long as the appointment of the Alternate Director is in effect, the Alternate Director is entitled to receive notices to all of the Board meetings (without such right derogating from the Director’s right to receive such notices) and to participate and vote in every such Board meeting in which the appointing Director is absent.

C)	Subject to the provisions of the letter of appointment by which he was appointed, an Alternate Director shall be vested with all of the rights of the appointing Director and shall be deemed a Director for all purposes.

D)	Appointing Director may terminate his appointment of an Alternate Director at any time thereafter. The appointment of an Alternate Director shall terminate by delivery of notice regarding the termination of such appointment by the appointing Director to the Company, or by the appointing Director’s resignation, or by termination of service of the appointing Director in any other way.

E)	Notice of the appointment or termination of appointment of an Alternate Director must be submitted in writing to the Company.

Article 90:

Director whose service was terminated may be reappointed to serve as Director.

Article 91:

Director’s office shall be vacated on the occurrence of any of the following:

A)	he resigns or is removed from office, as stipulated in Sections 229 through 231 (inclusive) of the Companies Law.

B)	he is convicted in a felony specified in Section 232 of the Companies Law.

C)	a competent court orders his termination of service, as stipulated in Section 233 of the Companies Law.

D)	he is declared bankrupt, and in the case of a corporation – has declared its voluntary dissolution or was given a dissolution order.

E)	upon death.

F)	he is declared legally incapacitated.

Article 92:

If a Director’s office becomes vacant, the remaining serving Directors may continue to act in any manner, provided that their number is of the minimal number specified above. If the number of serving Directors is lower than their minimal one, the Board shall not be permitted to act, other than for the purpose of convening a general meeting of the Company’s shareholders for the purpose of appointing additional Directors.

Article 93:

The Directors may appoint, immediately or of a future date, additional Director(s) to serve until the subsequent annual general meeting of the Company’s shareholders, provided that the number of Directors shall not exceed twelve (12) Directors (not including external Directors).

Article 94:

Subject to the approvals required by any applicable law, the Directors shall be entitled to remuneration by the Company for their services as Directors. In addition, every Director shall be entitled to reimbursement of his reasonable travel expenses and other expenses related to his participation at the Board’s meetings and the service as a Director.

Article 95:

If and when so required by any applicable law, not less than 2 external Directors shall serve on the Board, and the provisions stipulated in the Companies Law regarding their qualifications, service and remuneration shall apply.

The Board of Directors’ Powers and Duties

Article 96:

The Board shall set the policy and guidelines for the Company’s operations and shall supervise the performance of the general manager’s position, and shall be vested with residual authority not vested or granted to any other organ.

Article 97:

Subject to the provisions of the Companies Law, the Board may delegate any of its powers to the general manager or to one of the Board’s committees.

Article 98:

A)	The Board may resolve by an ordinary majority that powers vested with the general manager shall be transferred to it, for a particular matter or for a particular period of time.

B)	Without derogating from the above, the Board may instruct the general manager how to act in a particular matter. Should the general manager fail to follow such instruction, the Board may exercise the power required to execute such instruction in his stead.

C)	Should the general manager be unable to exercise his powers, the Board may exercise them in his stead.

Board Meetings

Article 99:

The Board shall convene in accordance with the Company’s needs and not less than once every three (3) months.

Article 100:

The chairman of the Board may convene a meeting of the Board at any time. In addition, any Director may request the Board to convene for the purpose of any matter to be specified.

Article 101:

A)	Notice of a Board meeting may be delivered orally, by telephone, in writing (including via e-mail or facsimile) or by telegram, at least twenty four (24) hours prior to the scheduled time of the meeting, or with a shorter prior notice or without notice, if so agreed by all Directors or Alternate Directors (if appointed).

B)	Director exiting the borders of Israel (hereinafter: “Absent Director”) who wishes to receive notices during the time of his absence, shall provide the Company corporate secretary with sufficient contact details for such purpose (an Absent Director who provided such contact details as well as any Directors who are present in Israel shall be collectively referred to hereinafter as: “Directors Entitled to Receive Notices”).

C)	An Absent Director who did not provide the above contact details, shall not be entitled to receive notices during his absence, unless he requested to deliver the notices to an Alternate Director representing him, who was duly appointed in accordance with these Articles herein.

D)	A written memorandum signed by the Company Secretary shall be deemed conclusive evidence of providing notice to the Absent Director which is a Director Entitled to Receive Notices.

Article 102:

Notice of a Board meeting shall state the time and place of the meeting and reasonable details of the matters to be discussed thereat, pursuant to the agenda.

The agenda shall be determined by the chairman of the Board, and shall include such matters so determined by him, as well as any other matter requested from the chairman of the Board to be included, by a Director or the general manager reasonable time prior to the Board meeting.

Article 103:

The quorum for opening a Board meeting shall be a majority of the Directors Entitled to Receive Notices who are not prohibited from participating and voting in such meeting under any applicable law. The quorum shall be verified at the opening of such meeting.

Notwithstanding the above, should the Board convene to resolve termination of the Company’s internal auditor’s service, the quorum shall be the majority of the Board.

Article 104:

The general meeting of the Company’s Board shall appoint one of the Directors to serve as chairman of the Board. The chairman of the Board shall conduct and administer the Board meetings. Should the chairman of the Board be absent from a Board meeting or should he not wish to conduct and administer such meeting, the Directors present at the meeting shall elect one of them to serve as chairman for such meeting, to conduct and administer it, and to sign the its minutes.

Article 105:

Board Resolutions shall be adopted by an ordinary majority. Each Director shall have one vote. The chairman of the Board shall not have an additional or casting vote.

Article 106:

Subject to the presence of a due quorum, the Board may exercise all powers and discretion vested in it at the date of meeting, or usually exercised by it, in accordance with these Articles herein.

Article 107:

The Board may hold meetings using any means of communication, provided that all the participating Directors are able to hear one another at all times.

Article 108:

The Board may adopt resolutions without actually convening, provided that all Directors Entitled to Receive Notices and those entitled to participate in the discussion and vote have provided their consent for such non–convening for the matter thereof. Should any such meeting not convene, minutes of the resolutions, including the resolution not to convene, shall be prepared, and signed by the chairman of the Board, or shall be drafted by the chairman of the Board and signed by all of the Directors.

For the purpose of this Article 108, a “Director’s signature” may be accompanied by his consent, objection or abstention. Instead of a Director’s signature, the chairman of the Board or the Company’s corporate secretary may attach a transcript signed by either of them, specifying such Director’s vote.

Article 108A:

A resolution adopted without the Board actually convening and signed by the chairman of the Board, provided that all Directors Entitled to Receive Notices and entitled to participate in the discussion and vote on the matter thereof have provided their consent to the above, or a written resolution signed by all Directors Entitled to Receive Notices and entitled to participate in the discussion and vote on the matter thereof, shall be, subject to the provisions of the Law, valid and legally binding as a resolution of a duly convened meeting of the Board in accordance with these Articles herein.

Article 109:

Subject to the provisions of any applicable law, all acts performed by the Board or pursuant to a Board resolution or by a Board committee or by any Person serving as Director or as a member of a Board committee, shall be valid even if a later defect in the appointment of the Board, the Board committee, the Director, or the committee member is discovered,  or if any or all of them were disqualified from service in their respective positions, as though they were duly nominated for service and have the required skills to serve as Directors or members of the relevant Board committee.

Board Committees

Article 110:

The Board may establish Board committees. Person who is not a member of the Board shall not serve as member of a Board committee to which the Board has delegated any of its powers. Persons who are not Directors may be appointed to serve on a Board Committee designated solely for the purpose of advising and consulting. Subject to the provision of the Companies Law and these Articles herein, the Board may delegate all or any of its powers to a Board committee. Any Board committee shall consist of not less than two (2) Directors.

Article 111:

Each Board committee must exercise its powers in compliance with all terms and regulations prescribed by the Board. Board committees’ meetings and actions shall comply with the provisions stipulated in these Articled herein relating Board meeting and actions, to the fullest applicable extent, unless otherwise prescribed by the Board.

Article 112:

Board committees shall routinely report to the Board regarding their respective resolutions or recommendations, as prescribed by the Board.

Article 113:

The Board may cancel any resolution adopted by a Board committee appointed by it. Nevertheless, such cancellation shall not invalidate such resolution by which the Company acted in relation to other Person, who was unaware of the cancellation thereof.

All acts made in good faith at a Board meeting or by a Board committee or by any Person acting as a Director shall be valid even if a later defect in the appointment of the Director or such Person serving or acting as such, or if any or all of them were disqualified from service in their respective positions, as though they were duly nominated for service and have the required skills to serve as Directors.

The General Manager

Article 114:

The general manager shall be appointed and dismissed by the general meeting of the Company’s shareholders, which may appoint more than one general manager.

Article 115:

The general manager shall be responsible for the day-to-day management of the Company’s business within the framework of the policy determined by the Board and subject to its guidelines. The general manager shall have all the management and executive powers of not vested in other organ in accordance with the Law or these Articles herein, and shall be subject to the Board’s supervision.

Article 116:

A)	The general manager shall notify the chairman of the Board, without delay, of any extraordinary issues material to the Company, and shall provide the Board with reports on such matters, at such times and of such scope as the Board may determine. Should the Company not have an acting chairman of the Board, or should he be unable to exercise his powers, the general manager shall notify or report the aforesaid matters to all members of the Board.

B)	The chairman of the Board may, in his own initiative or pursuant to a Board resolution, request the general manager to provide a report on the Company’s businesses.

C)	Where a notice or report requires an action by the Board, the chairman of the Board shall convene, without delay, a Board meeting to discuss the notice or the resolution to act as required.

The Company’s Office Holders

Article 117:

The general manager may appoint office holders from time to time (except for Directors and a general manager) for either permanent, temporary or special positions, as he  finds appropriate, and he may terminate the appointment of any of the above officer holder from time to time in his sole discretion.

Article 118:

The general manager may establish the powers and positions of the officer holders so appointed by him, as well as their respective employment terms, all subject to the provisions of the Companies Law.

Internal Auditor

Article 119:

To the extent required by any applicable law, the Board shall appoint an internal auditor in accordance with the recommendation of the audit committee.

Article 120:

The internal auditor shall examine, among other things, the compliance of the Company’s actions with the provisions of the Law and proper business procedures.

Article 121:

The internal auditor shall be subject to the chairman of the Board’s supervision.

Article 122:

The internal auditor shall submit to the Board a proposal for an annual or periodic work program for approval. The Board shall approve such proposal or any modifications it considers necessary.

The Accounting Auditor

Article 123:

One or more accounting auditors shall be appointed by every annual general meeting of the Company’s shareholders, and shall hold office until the end of the following annual general meeting. Notwithstanding the above, accounting auditor may be appointed for a longer period, which shall exceed the end of the third annual general meeting following the annual general meeting in which the auditor was appointed, by an ordinary majority resolution of the general meeting.

Article 124:

The general meeting of the Company’s shareholders may terminate the accounting auditor’s service, subject to, and in accordance with, the provisions of the Companies Law.

Article 125:

The accounting auditor’s compensation for performing the audit shall be determined by the Board, which shall report such compensation to the annual general meeting of the Company’s shareholders.

Article 126:

The accounting auditor’s compensation for additional services which are not related to auditing shall be determined by the Board, which shall report such compensation, including payments and other of the Company’s obligations to the auditor, to every annual general meeting of the Company’s shareholders; the term “auditor” shall include, for the purposes of this Article 126 herein, a partner, an employee related to the accounting auditor and a corporate body under his control.

Validity of Acts and Approval of Non-Extraordinary Transactions

Article 127:

Subject to the provisions of any applicable law, all acts done by the Board or by a Board committee or by any Person acting as a Director or as a member of a Board committee or by the general manager, as the case may be – shall be valid even if later discovered that there was a defect in the appointment of the Board, the Board committee, the Director, the committee member or the general manager, as the case may be, or that any such officer holders does not qualify to serve in his position.

Article 128:

Should an office holder have a personal interest in any of the Company’s transactions, such office holder shall disclose to the Company, reasonable time prior to the discussion on the approval of such transaction, information regarding the nature of his personal interest, including any relevant fact or document.

Article 129:

A Company’s transaction with an office holder or a Company’s transaction with another Person in which an office holder has personal interest, which is not an extraordinary transaction, shall be approved by the Board. The Board may approve such transaction either by providing a general approval for a particular type of transactions or by approving a particular transaction.

Article 130:

The Company’s extraordinary transaction with an office holder, the Company’s engagement with a Director of the Company regarding the terms and conditions of his service and/or employment in other positions, the Company’s extraordinary transaction with one of its controlling shareholders, the Company’s extraordinary transaction with another Person in which one of the Company’s office holders or  controlling shareholders have  personal interest and the Company’s engagement with one of its controlling shareholders or any of his relatives (if he also serves as one of the Company’s office holders  – regarding his terms and conditions of services and if he is an employee of the Company who does not serve as an office holder – regarding his terms and conditions of employment), shall be approved in accordance with any applicable law.

Distribution of Dividends

Article 131:

Subject to the provisions of the Companies Law, the Board may resolve to distribute dividends.

Dividends and Bonus Shares

Article 132:

Subject to any special or limited rights attached to any classes of Shares, dividend or bonus shares shall be distributed relatively to the paid par value of the Shares, without consideration to any premium paid on such Shares.

Article 133:

The Company may set determining date for determining the right to receive dividends, provided that such date shall be later than the date on which the dividend distribution was approved.

Article 134:

The Board may delay the distribution of any dividend, bonus, benefit, rights or other amounts to be paid on account of Shares which are subject to the Company’s lien, and to use any such amount or exercise any such bonus, benefit or right and to use the consideration received upon such exercise for payment of any debts owed by the holder of such Shares on which the has lien.

Article 135:

The transfer of Shares shall not provide the transferee with the right to participate in the distribution of dividends or any other distribution declared after such transfer and prior to the registration of the transfer with the Register. Notwithstanding the above, where the transfer of Shares is subject to the Board’s approval, the date of registration of the transfer with the Register shall be replaced by the date of such approval.

Article 136:

Dividends unclaimed within seven (7) years from the date of approving their distribution shall be forfeited and shall be reverted to the Company.

Article 137:

Unless other instructions were provided, any dividend may be paid by check or payment order which shall be sent via mail to the registered address of the Person entitled to receive such dividend, and if there are two or more joint registered owners, to the registered shareholder whose name appears first in the Register. Any such check shall be in favor of the shareholder entitled to receive it, and its payment shall be used as release of any payments paid in connection with such Share.

Article 138:

The Board may withhold from any dividend or other distribution in connection with a shareholder’s Shares, whether such shareholder is the sole holder of such Shares or holds them jointly with others, any amounts due from the shareholder, on account of payment demand or other similar demands.

Article 139:

The Board may, in accordance with its discretion, set aside to special funds any amounts from its profits or from the revaluation of its assets, or from the proportional share in the revaluation of its affiliated companies’ assets, and to determine the purpose of such funds.

Merger

Article 140:

A merger shall be approved by an ordinary majority of the general meeting of the Company’s shareholders, unless otherwise stipulated by the Law.

Minutes

Article 141:

The Company shall maintain a register of the minutes of the general meetings of its shareholders, class meetings, Board meetings and Board committees meetings. All minutes shall be archived at the Office or at such other address in Israel, of which the Company has notified the Registrar of Companies, for the period of seven (7) years following the date of any such meetings.

Article 142:

The abovementioned minutes shall include the following:

A)	the date and location in which the meeting was held;

B)	the names of participants, and if they are representatives of an Alternate Directors, the names of their respective appointers, and in meetings of the Company’s shareholders – the number and class of the Shares held by the voters;

C)	the summary of the discussions held and the resolutions adopted;

D)	directives and instructions provided by the Board to its committees or general manager; and

E)	documents, reports, approvals, opinions and other information presented, discussed or attached.

Article 143:

Minutes of the general meeting of the Company’s shareholders signed by the chairman of the general meeting shall constitute a prima facie evidence of its content. Minutes of the meetings of the Board or Board committees, approved and signed by the Director chairing such meeting shall constitute a prima facie evidence of its content.

Register of Shareholders

Article 144:

The company shall maintain a Register which shall include the following:

A)	With respect to Shares registered under a Person’s name –

1)	the name, identity number and address of the each shareholder, as provided to the Company;

2)	the number of Shares and their respective classes held by each shareholder, their par value and if any consideration was yet to be paid – such unpaid consideration;

3)	the issuing date of the Shares or the transfer dates to shareholders, as the case may be; and

4)	where the Shares include serial numbers, the Company shall note next to the name of each shareholder the numbers of such Shares registered under such shareholder’s name.

B)	With respect to bearer shares –

1)	note indicating issuance of bearer Shares, their issuance date and the number of bearer Shares issued;

2)	the numbering of the bearer Share and of the Share certificates;

If a share deed was cancelled following the Shareholder’s request, such Shareholder’s name and number of Shares registered under his name shall be registered in the Register.

C)	With respect to Dormant Shares - also their numbers and the date on which they became dormant, all to the Company’s knowledge.

D)	With respect to Shares which do not confer any voting rights in accordance with Section 309(b) or 333(b) of the Companies Law - also include their numbers and the date on which they became Shares which do not confer any voting rights, all to the Company’s knowledge.

E)	All such other details which required or permitted under the Companies Law or these Articles herein.

Article 145:

The Company may maintain an additional Register outside of Israel.

Article 146:

The Register shall be deemed as a prima facie evidence of its contents. In the event of contradiction between the information provided in the Register and the one provided in a Share certificate, the evidentiary weight of the Register shall prevail over that of the Share certificate.

Notices

Article 147:

Notice of a general meeting of the Company’s shareholders shall be provided in accordance with Article 63 above.

Article 148:

A)	Notices which the Company is required to deliver to its registered shareholders in accordance with any applicable law, subject to Article 63 above, shall be delivered to such shareholders by personal delivery shall be delivered to the last addresses they provided the Company. Delivery by mail shall be deemed duly delivered – If delivered to addresses in Israel within seventy two (72) hours from delivery, and to an address outside of Israel, within ten (10) days from delivery.

B)	The Company may deliver notices to the registered shareholders, whether they hold Shares registered under their names or bearer Shares, by publishing the notice in two Hebrew-language daily newspapers with wide circulation as stipulated in Article 63 above, and the publication date of the 2 newspapers publications shall be deemed as the receipt date of such notice by the shareholders.

Sub-section (a) above shall not apply in such cases where the Company shall send notices in accordance with this subsection (b), unless otherwise required by any applicable law.

C)	Nothing in sub-Sections (a) and (b) above shall impose upon the Company any obligation to provide notices to shareholders who did not provide it with their addresses in Israel.

Article 149:

The following Shareholders shall be deemed to have not provided the Company with a mail delivery address in Israel:

A)	Shareholder who failed to confirm the receipt of a registered mail sent to the address he provided the Company with requesting such confirmation or an update of a new address, within thirty (30) days from the date the mail was sent.

B)	Shareholder whose been sent a registered mail by the Company which was returned to the Company by the postal services or where the postal services sent the Company a notice that such shareholder no longer resides in that address, or any similar notice.

Article 150:

Where Shares are jointly held, the Company may duly send a notice by sending it to the shareholder whose name is registered first in the Register.

Article 151:

Any document or notice sent to a shareholder in accordance with the provisions of these Articles herein shall be deemed to have been duly sent despite the departure, bankruptcy or winding up of such shareholder (whether the Company was aware of or not), so long as no other Person was registered as the holder of his Shares, and such delivery shall be deemed for all purposes as adequate with respect to any Person interested in such Shares.

Winding Up and Liquidation

Article 152:

Should the Company be wound up and liquidated, either voluntarily or otherwise, the following shall apply, unless otherwise provided in these Articles herein or in the terms and conditions of any Share issued:

A)	The liquidator shall first use all of the Company’s assets to discharge its obligations (the Company’s remaining assets following such discharge of all its obligations shall be referred to hereinafter as the “Remaining Assets”).

B)	Subject to special rights attached to Shares, the liquidator shall distribute all Remaining Assets amongst the shareholders on a pro rata basis to the par value of their respective Shares.

C)	Pursuant to an ordinary majority resolution of the general meeting of the Company’s shareholders, the liquidator may distribute the Remaining Assets or any part thereof amongst the shareholders in specie or transfer any part of them to a trustee who shall hold them for the benefit of the shareholders, as the liquidator deems appropriate.

Exemption of Liability

Article 153:

A)	The Company may exempt an office holder in advance from all or any of his liabilities for damage resulting from breach of his duty of care to it.

B)	Notwithstanding the above, the Company may not exempt a Director in advance for his liability for a breach of the duty of care in distribution, as such term is defined in the Companies Law.

Insurance

Article 154:

The Company may enter into an insurance agreement for the insurance of office holders’ liability, in whole or in part, for an obligation imposed upon him in resulting from an act performed in his capacity as an office holder, in any of the following cases:

A)	a breach of the duty of care to the Company or to another Person;

B)	a breach of the fiduciary duty to the Company, provided that the office holder acted in good faith and had reasonable basis to believe that the act would benefit the Company;

C)	a monetary obligation imposed on the office holder in favor of another Person;

D)	a payment imposed on the office holder in connection with an Administrative Enforcement Procedure, including reasonable litigation expenses and attorney’s fees; or

E)	any other insurable act in accordance with the provisions of the Companies Law.

Indemnity

Article 155:

Subject to the provisions of the Companies Law, the Company may indemnify an office holder for any of the following liabilities and expenses he incurred resulting from an act performed in his capacity as an office holder:

A)	a monetary obligation imposed on him in favor of another Person pursuant to a judgment, including a settlement or arbitrator’s award approved by court;

B)	reasonable litigation expenses, including attorney’s fees, incurred by the office holder pursuant to an investigation or proceeding conducted against him by an competent authority, and which concluded without a criminal indictment being filed against him and without a monetary fine being imposed on him as an alternative to a criminal proceeding, and which does not require proof of criminal thought; in this sub-Article:

conclusion of a proceeding without a criminal indictment being filed in a matter in which a criminal investigation has been commenced – shall mean the closing of a file in accordance with Section 62 of the Criminal Procedure Law (Consolidated Version) 5742-1982 (hereinafter in this sub-Article: the “Criminal Procedure Law”), or the stay of proceedings by the Attorney–General in accordance with Section 231 of the Criminal Procedure Law;

“Monetary liability as a substitute for legal proceedings” – a monetary liability that has been imposed by any applicable law as a substitute for a legal proceeding, including an administrative fine pursuant to the Administrative Offences Law, 5746-1985, a fine for an offence that has been determined as a finable offence pursuant to the provisions of the Criminal Procedure Law, a financial sanction or penalty;

C)	reasonable litigation expenses, including attorney’s fees, incurred by the office holder or which he is ordered to pay by a court in proceedings filed against him by the Company or on its behalf or by another Person, or in a criminal indictment of which he is acquitted, or in a criminal indictment in which he is convicted of an offence not requiring proof of criminal thought or in an Administrative Enforcement Procedure conducted against him;

D)	a payment imposed on the office holder in favor of an injured party in connection with an Administrative Enforcement Procedure;

E)	any other liability or expense for which it is or shall be permitted to indemnify an office holder in accordance with the Companies Law.

Article 156:

The Company may indemnify an office holder retroactively, and it may undertake in advance to indemnify an office holder, or to indemnify him retroactively, as stipulated in Article 155(A) above, for a liability or expense imposed on him in resulting from an act performed in his capacity as an office holder, provided that the undertaking shall be limited to events which in the Board’s opinion are to be expected given the Company’s  activities at the time the indemnity undertaking is given, as well as the reasonable amounts or criteria as the Board so determined to be expected given the Company’s activities when the indemnity is given as well as the amount and the criteria that the board of directors determined as reasonable in the circumstances of the case, and it may undertake o indemnify him in advance as stipulated in Article 155 (B)-(E) above.

Article 157:

In no case shall the total accumulated sum of indemnity to be paid by the Company (in addition to such sums received from the insurance company, if received, for Directors and officer holders’ insurance purchased by the Company) to all office holders, in accordance with all letters of indemnity provided to them by the Company, exceed 25% of the Company’s equity in accordance with the Company’s most recent financial reports as of the indemnity payment date.

Signatory Rights

Article 158:

A)	The signature of any Person duly authorized by the Board from time to time, alone or together with others, in general or for a particular matter, accompanied by the Company’s seal or printed name, shall bind the Company.

B)	The Board may determine separate signatory rights with regards to the Company’s different operations and with regards to sums for which such Persons are authorized to sign.

Amendment to these Articles of Association

Article 159:

The Company may amend these Articles herein by an ordinary majority resolution adopted by the general meeting of the Company’s shareholders.

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